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GMAC Mortgage


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CONSUMER LOAN SERVICING G R O U P

OFFICER'S CERTIFICATE

GMAC MORTGAGE CORPORATION

       I, Mark Galambos, hereby certify that I am the duly elected Vice President of GMAC Mortgage Corporation (the "Servicer"), a corporation organized under the laws of the Commonwealth of Pennsylvania, that I have made such reasonable investigation as I have deemed necessary to deliver this Certificate, including discussions with responsible officers of the Servicer and further certify to the best of my knowledge as follows:

         1. A review of the activities of the Servicer during the calendar year beginning January 1, 1998 and ending on December 31, 1998 (the "Calendar Year") and of its performance under the servicing agreements, including the servicing agreement dated as of December 1, 1997 (the "Servicing Agreement"), by and among the Servicer, the Issuer, and the Indenture Trustee, has been made under my supervision.

        2. To the best of my knowledge, based on such review, the Servicer has complied in all material respects with the minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers and has fulfilled all of its material obligations in all material respects throughout the Calendar Year.

       Capitalized terms not defined herein have the meanings set forth in the Servicing Agreement.

IN WITNESS WHEREOF, I have hereunto signed my name and affixed the seal of the Servicer.

Dated: March 31, 1999


GMAC MORTGAGE CORPORATION

By:

Name: Mark Galambos
Title: Vice President

1301 OFFICE CENTER DRIVE SUITE 200 FORT WASHINGTON, PA  19034